SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement
|_|   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2)
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                                Photoworks, Inc
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 not applicable
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No Fee Required

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

            --------------------------------------------------------------------

      2.    Aggregate number of securities to which transaction applies:

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      3.    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

            --------------------------------------------------------------------

      4.    Proposed maximum aggregate value transaction:

            --------------------------------------------------------------------

      5.    Total fee paid:

            --------------------------------------------------------------------

|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

      1.    Amount previously paid:

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      2.    Form, Schedule or Registration Statement No.:

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      4.    Date Filed:

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

                                PHOTOWORKS, INC.
                       (Formerly Seattle FilmWorks, Inc.)

                    Notice of Annual Meeting of Shareholders
                     To be held on Tuesday, February 5, 2002

To the Shareholders of PhotoWorks, Inc.:

Notice is hereby given that the Annual Meeting of Shareholders of PhotoWorks, Inc. (the "Company") will be held at 2:00 p.m. Pacific Standard Time, on Tuesday, February 5, 2002, at PhotoWorks, Inc., 1260 16th Avenue West, Seattle, Washington 98119, for the following purposes:

      1.    To elect one (1) Class II director to serve a three year term.

      2. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Shareholders of record at the close of business on December 7, 2001, will be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement of the Annual Meeting.

                                        By Order of the Board of Directors


                                        /s/ Loran Cashmore Bond

                                        Loran Cashmore Bond
                                        Secretary

1260 - 16th Avenue West
Seattle, Washington 98119
December 21, 2001

--------------------------------------------------------------------------------

                             YOUR VOTE IS IMPORTANT

The Company invites all shareholders to attend the Annual Meeting in person. Whether or not you plan to attend the meeting in person, please sign, date and return the accompanying proxy in the enclosed stamped envelope. This will ensure the presence of a quorum at the meeting. Promptly signing, dating and returning the Proxy will save the Company the expense of additional solicitations. Your proxy is revocable at your request at any time before it is voted. Any shareholder may attend the Annual Meeting and vote in person even if that shareholder has returned a proxy card.

       Your copy of the Company's Annual Report for the fiscal year ended
                        September 29, 2001 is enclosed.

--------------------------------------------------------------------------------

                                PhotoWorks, Inc.
                       (Formerly Seattle FilmWorks, Inc.)
                             1260 - 16th Avenue West
                            Seattle, Washington 98119

                                 PROXY STATEMENT

General

The Company is furnishing this Proxy Statement and the enclosed proxy (which are being mailed to shareholders on or about January 8, 2002) in connection with the solicitation of proxies by the Board of Directors of PhotoWorks, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on Tuesday, February 5, 2002, at 2:00 p.m. local time at PhotoWorks, Inc., 1260 16th Avenue West, Seattle, Washington 98119, and at any adjournment thereof (the "Annual Meeting").

Record Date and Outstanding Shares

The Company has called the Annual Meeting for the purposes stated in the accompanying Notice of Annual Meeting of Shareholders. All holders of Common Stock of the Company ("Common Stock") and Series A Preferred Stock (the "Preferred Stock") as of the close of business on December 7, 2001 (the "Record Date"), are entitled to vote at the meeting. As of December 7, 2001, there were 16,655,971 shares of Common Stock and 15,000 shares of Preferred Stock outstanding. The Company's Common Stock trades on the Over the Counter Bulletin Board (OTCBB) under the symbol FOTO.

Quorum

A quorum for the Annual Meeting will consist of a majority of the aggregate number of outstanding shares of Common Stock and Preferred Stock entitled to vote at the Annual Meeting, present in person or by proxy. Shareholders of record who are present at the meeting in person or by proxy and who abstain, including brokers holding customers' shares of record who cause abstentions to be recorded at the meeting, are considered shareholders who are present and entitled to vote and count toward the quorum.

Voting

Each share of Common Stock outstanding on the Record Date is entitled to one vote at the Annual Meeting on all matters presented at the Annual Meeting. Each share of Preferred Stock outstanding on the Record Date is entitled to 210.526 votes per share on all matters presented at the Annual Meeting. All shares represented by proxies will be voted in accordance with shareholder directions. Holders of the Common Stock and Preferred Stock vote together on all matters presented at the Annual Meeting. If the accompanying proxy is properly signed and is not revoked by the shareholder, the shares it represents will be voted at the Annual Meeting by the proxy holder in accordance with the instructions of the shareholder. If no specific instructions are designated, the shares will be voted as recommended by the Board of Directors.

The Company is not aware, as of the date hereof, of any matters to be voted upon at the Annual Meeting other than as stated in the Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders. If any other matters are properly brought before the Annual Meeting, the enclosed Proxy gives discretionary authority to the persons named therein to vote the shares in their discretion.

Under Washington law and the Company's Amended and Restated Articles of Incorporation and Bylaws, if a quorum exists at the meeting, the nominee who receives the greatest number of votes cast for the election of a director by the shares present in person or represented by proxy and entitled to vote shall be elected as a director. Abstentions will have no impact on the outcome of this proposal since they have not been cast in favor of any nominee. There can be no broker non-votes on this matter since brokers who hold shares for the accounts of their clients have discretionary authority to vote such shares with respect to the election of directors.

Revocability of Proxies

A proxy may be revoked at any time before it is voted at the meeting. Any shareholder of record who attends the meeting and wishes to vote in person may revoke his or her proxy at that time. Otherwise, to revoke a proxy a shareholder must deliver a proxy revocation, or another duly executed proxy bearing a later date, to the Corporate Secretary of the Company, at 1260 16th Avenue West, Seattle, Washington 98119, before the Annual Meeting or at the Annual Meeting. Attendance at the Annual Meeting will not revoke a shareholder's proxy unless the shareholder votes in person at the meeting.

Solicitation of Proxies

The proxy accompanying this Proxy Statement is solicited by the Board of Directors of the Company. Proxies may be solicited by officers, directors, and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. In addition, the Company may engage an outside proxy solicitation firm to render proxy solicitation services and, if so, will pay a fee for such services. Solicitations of proxies may be made personally, or by mail, telephone, telecopier or messenger. The Company, if requested, will pay persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding materials to their principals. All of the costs of solicitation of proxies will be paid by the Company. Proxies and ballots will be received and tabulated by Mellon Investor Services, an independent business entity not affiliated with the Company.

Voting Securities and Principal Holders

The following table sets forth information, as of December 7, 2001, with respect to all shareholders known by the Company who beneficially own more than 5% of the Company's Common Stock and of the Preferred Stock. Except as noted below, each person or entity has sole voting and investment power with respect to the shares shown.

                                             Amount and Nature        Percent of
Name and Address                          of Beneficial Ownership       Class
--------------------------------------------------------------------------------

Common Stock

T. Rowe Price Associates, Inc. (1)               1,170,300               7.10%
Small-Cap Value Fund, Inc.
100 East Pratt Street
Baltimore, MD 21202

Dimensional Fund Advisors (2)                    1,163,487               7.09%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

Sawtooth Capital Management, L.P. (3)            1,157,540               7.00%
Sawtooth Capital Management, Inc.
Sawtooth Partners, L.P.
Bartley B. Blout
1801 Century Park East, Suite 460
Los Angeles, CA 90067

Zesiger Capital Group L.L.C. (4)                 1,791,600              10.90%
320 Park Avenue, 30th Floor
New York, NY 10022

Gary R. Christophersen (5)                       1,560,615               9.30%
1260 16th Avenue West
Seattle, WA 98119

Preferred Stock

The Tahoma Fund, L.L.C. (6)                         10,000                 67%
Orca Bay Capital Corporation
Orca Bay Partners, L.L.C
Tim Carver and Alexa Carver
Stanley McCammon
John E. McCaw, Jr.
Ross Chapin
P.O. Box 21749
Seattle, WA 98111

Madrona Venture Fund I-A, L.P. (7)                   5,000                 33%
Madrona Venture Fund I-B, L.P.
Madrona Managing Director Fund L.L.C.
Madrona Investment Partners L.L.C.
Paul Goodrich
1000 2nd Avenue - Suite 3700
Seattle, WA 98104

(1) The holding shown is as reported by T. Rowe Price Associates, Inc. ("Price Associates") in a Schedule 13G filed February 14, 2001 by Price Associates pursuant to Rule 13d-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Price Associates has indicated that these shares are held by it in its capacity as investment advisor to various individual and institutional investors. According to the Schedule 13G filed by Price Associates, Price Associates has sole dispositive power with respect to all of these shares, and T. Rowe Price Small-Cap Value Fund, Inc. has sole voting power with respect to 1,169,200 of these shares.

(2) The holding shown is as reported by Dimensional Fund Advisors, ("Dimensional") in a Schedule 13G filed February 2, 2001 by Dimensional pursuant to Rule 13d-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Dimensional has indicated that these shares are held by it in its capacity as investment advisor to four investment companies and serves as investment manager to certain other investment vehicles, including commingled trusts (these investment companies and investment vehicles are the "Funds"). According to the Schedule 13G filed by Dimensional Fund Advisors, Dimensional in its role as investment advisor and investment manager, possesses both sole voting and dispositive power with respect to all of these shares. All securities reported in the 13G filed by Dimensional are owned by the Funds, and Dimensional disclaims beneficial ownership of such securities.

(3) The holding shown is as reported by Sawtooth Capital Management, L.P., Sawtooth Capital Management, Inc., Sawtooth Partners, L.P., and Bartley Boyd Blout ("Sawtooth"), in a Schedule 13G filed February 23, 2000 pursuant to Rule 13d-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Sawtooth has indicated that these shares are held by Sawtooth Capital Management L.P., ("SCMLP") as a registered investment advisor whose clients, including Sawtooth Partners L.P., ("SPLP") have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock of the Issuer. No individual client, other than SPLP, holds more than 5% of the common stock of the Issuer. SCMLP is the sole general partner of SPLP. Sawtooth Capital Management, Inc., ("SCMI") is the sole general partner of SCMLP. Mr. Blout is the president and the controlling shareholder of SCMI. In its Schedule 13G, Sawtooth has indicated that SPLP has shared voting and dispositive power with respect to 933,040 shares, SCMLP has shared voting and dispositive power with respect to 1,095,540 shares, and SCMI and Mr. Blout have shared voting and dispositive power with respect to 1,157,540 shares.

(4) The holding shown is as reported by Zesiger Capital Group, L.L.C., ("ZCG"), in a Schedule 13G filed February 12, 2001 pursuant to Rule 13d-1 under the Securities Exchange Act of 1934, as amended ("the Exchange Act"). Zesiger has indicated that clients, for whom ZCG acts as an investment advisor, may withdraw dividends or the proceeds of sales from the accounts managed by ZCG. No single client account owns more than 5% of the securities. In its Schedule 13G, Zesiger has indicated the ZCG has sole voting power with respect to 1,130,000 shares and sole dispositive power with respect to 1,791,600 shares. ZCG disclaims beneficial ownership of all securities. Such securities are held in discretionary accounts which ZCG manages.

(5) Includes options to purchase 92,812 shares of Common Stock granted under the Company's Stock Option Plans which are currently exercisable or exercisable within 60 days of December 7, 2001.

(6) The holding shown is as reported by Orca Bay Partners, L.L.C., ("Orca Bay") in a Schedule 13G filed February 24, 2000. Orca Bay is the Manager of The Tahoma Fund, L.L.C., ("Tahoma"). Orca Bay Capital Corporation ("OBCC"), Tim and Alexa Carver ("Carver"), Stanley McCammon ("McCammon"), John E. McCaw, Jr. ("McCaw"), and Ross Chapin ("Chapin") are all affiliates of Orca Bay. The schedule 13G relates to shares of Series A Preferred Stock, $.01 par value with a stated value of $1,000 per share ("Series A Preferred Stock") convertible into common stock, $.01 par value ("Common Stock"). Each share of Series A Preferred Stock is convertible into shares of Common Stock of the Company at an initial conversion price of $210.526 per share of Common Stock, subject to anti-dilution protection. The total Common Stock covered by the Schedule 13G, when converted, equals 2,105,261 shares. In addition, the Schedule 13G relates to 526,316 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $6.00 per share ("Warrant Shares"). The total converted shares of Common Stock from the Series A Preferred Stock and the Warrant Shares (2,631,577 shares) together represent 13.6% of the Common Stock, based on 16,655,971 shares outstanding as of December 7, 2001.

(7) The holding shown is as reported by Madrona Investment Partners, L.L.C., ("Madrona") in a Schedule 13G filed February 24, 2000. Madrona is the Manager of the Madrona Venture Fund I-A, L.P. ("Fund I-A"), Madrona Venture Fund I-B, L.P. ("Fund I-B"), Madrona Managing Director Fund, L.L.C. ("Director LLC"), and Paul Goodrich ("Goodrich"). The schedule 13G relates to shares of Series A Preferred Stock, $.01 par value with a stated value of $1,000 per share ("Series A Preferred Stock") convertible into common stock, $.01 par value ("Common Stock"). Each share of Series A Preferred Stock is convertible into shares of Common Stock of the Company at an initial conversion price of $210.526 per share of Common Stock, subject to anti-dilution protection. The total Common Stock covered by the
      Schedule 13G, when converted, equals 1,052,631 shares. In addition, the
      Schedule 13G relates to 263,158 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $6.00 per share ("Warrant Shares"). The total converted shares of Common Stock from the Series A Preferred Stock and the Warrant Shares (1,315,789 shares) together represent 7.3% of the Common Stock, based on 16,655,971 shares outstanding as of December 7, 2001.

PROPOSAL

Election of Directors

The Board of Directors of the Company currently consists of five directors classified into three classes. The table below sets forth the name, age, class and expiration of the term of the current Board of Directors.

--------------------------------------------------------------------------------
        Name               Age              Class             Expiration of Term
--------------------------------------------------------------------------------
Paul B. Goodrich            56                I                      2004
--------------------------------------------------------------------------------
Ross K. Chapin              48                I                      2004
--------------------------------------------------------------------------------
Gary R. Christophersen      55                II                     2002
--------------------------------------------------------------------------------
Douglas A. Swerland         56               III                     2003
--------------------------------------------------------------------------------
Matthew A. Kursh            37               III                     2003
--------------------------------------------------------------------------------

At the end of the Company's fiscal year, Mr. Peter van Oppen and Mr. Craig Tall resigned as Class II directors. In order to maintain as even a number of directors in each class as possible, the Board changed Mr. Christophersen's class to Class II. He is standing for election as Class II director at the Annual Meeting. If elected, he will serve until the Annual Meeting in 2005.

All directors hold office until the Annual Meeting of shareholders at which their terms expire and the election and qualification of their successors.

The Board of Directors has unanimously nominated Mr. Christophersen to serve as a Class II director. Although the Board of Directors anticipates that Mr. Christophersen will be available to serve as a director of the Company, should he not accept the nomination, or otherwise be unable or unwilling to serve, it is intended that proxies will be voted for the election of a substitute nominee designated by the Board of Directors.

         The Board of Directors recommends a vote "FOR" the election of
                               Class II director.

Unless otherwise instructed, it is the intention of the persons named in the accompanying form of proxy to vote shares represented by properly executed proxies for election of the director set forth above.

Security Ownership of Management

The following chart indicates ownership of the Company's Common Stock by each director of the Company, each executive officer named in the compensation tables appearing later in this Proxy Statement, and by all directors and executive officers as a group, all as of December 7, 2001.

                                                                            Amount and Nature
                                                                              of Beneficial       Percent of
Directors:                                                          Age         Ownership           Class
------------------------------------------------------------------------------------------------------------
Gary R. Christophersen (1)                                          55          1,560,615            9.3%

Ross K. Chapin (2)                                                  48             22,500              *

Paul B. Goodrich (3)                                                56             22,500              *

Matthew A. Kursh (4)                                                37            211,250            1.3%

Douglas A. Swerland (5)                                             56            128,813              *

Additional Named Executives:

Michael F. Lass (6)                                                 47            398,885            2.4%

Loran Cashmore Bond (7)                                             44            134,629              *

 All current directors and named executive officers
    as a group (7 persons) (8)                                                  2,479,192           14.4%

----------
      *     Percent of class is less than 1%

      (1) Includes options to purchase 92,812 shares of Common Stock which are currently exercisable or exercisable within 60 days of December 7, 2001.

      (2) Includes options to purchase 22,500 shares of Common Stock which are currently exercisable or exercisable within 60 days of December 7, 2001. Does not include 2,631,577 common stock equivalents related to preferred stock and warrants owned by The Tahoma Fund L.L.C. listed above under "Voting Securities and Principal Holders", for which Mr. Chapin has shared beneficial ownership as an affiliate of the manager of the Fund

      (3) Includes options to purchase 22,500 shares of Common Stock which are currently exercisable or exercisable within 60 days of December 7, 2001. Does not include 1,315,789 common stock equivalents related to preferred stock and warrants owned by Madrona Investment Partners, L.L.C. listed above under "Voting Securities and Principal Holders", for which Mr. Goodrich has shared beneficial ownership as an affiliate of the manager of the Limited Liability Company.

      (4) Includes options to purchase 211,250 shares of Common Stock which are currently exercisable or exercisable within 60 days of December 7, 2001.

      (5) Includes options to purchase 117,000 shares of Common Stock which are currently exercisable or exercisable within 60 days of December 7, 2001.

      (6) Includes options to purchase 62,812 shares of Common Stock which are currently exercisable or exercisable within 60 days of December 7, 2001.

      (7) Includes options to purchase 40,625 shares of Common Stock which are currently exercisable or exercisable within 60 days of December 7, 2001.

      (8) Includes options to purchase 569,499 shares of Common Stock which are currently exercisable or exercisable within 60 days of December 7, 2001.

Gary R. Christophersen has been the Company's Chairman since July 2000. In August 2001, Mr. Christophersen reassumed the role of Chief Executive Officer. From August 1988, until being named as Chairman, he served as the Company's President and Chief Executive Officer. Mr. Christophersen joined the Company in January 1982 as Vice President Operations and has served as a Director of the Company since 1982. From May 1983 to August 1988, Mr. Christophersen was a Senior Vice President of the Company and its General Manager.

Ross K. Chapin became a director in February 2000. Mr. Chapin is a principal with Orca Bay Partners, a private equity investment firm headquartered in Seattle, Washington, which he co-founded in 1998. Prior to Orca Bay, he was a founder of Capstan Partners, a Seattle-based management buyout firm. In addition to being a principal investor, he has experience with Ragen MacKenzie and Paine Webber as an investment banker. Mr. Chapin sits on the boards of Flow Solutions, Inc., Skeletech, Inc., Parametric Portfolio Associates L.L.C., EnvestNetPMC, Inc., and Undiscovered Managers, L.L.C.

Paul B. Goodrich became a director in February 2000. Mr. Goodrich is a Managing Director of Madrona Venture Group, L.L.C., an early-stage venture capital firm focused on the Internet economy in the Northwest. Mr. Goodrich was formerly the Seattle Partner for a Chicago-based venture capital firm and a Partner with Perkins Coie, a Seattle law firm. He is a director of Netstock Direct Corporation.

Matthew A. Kursh became a director of the Company in April 2000. Mr. Kursh started his career as president and co-founder of Clearview Software, which he sold to Apple Computer in 1989. Mr. Kursh then co-founded and was CEO of eShop Corporation, one of the first companies to offer platforms and services for online shopping. eShop's customers included such leading companies as AT&T, Tower Records, Spiegel, 1-800-Flowers and the Good Guys. eShop was later acquired by Microsoft where Mr. Kursh ran Sidewalk, HomeAdvisor and MSN.com. Mr. Kursh left Microsoft in 1999 to focus on creative projects and work with start-up companies.

Douglas A. Swerland became a Director of the Company in October 1988. In October 2000, Mr. Swerland became a principal and Managing Director of Alan & Associates, business consultants. Mr. Swerland had been the founder and Chairman of SAVI, Inc., a clothing superstore specializing in men's retail apparel and accessories from 1993 to 2000. Mr. Swerland had previously been employed by Jay Jacobs, Inc., the operator of a chain of specialty retail apparel stores, in various capacities beginning in 1969, and as President and a director from 1978 to 1993.

Board and Committee Meetings

The Board of Directors of the Company held a total of seventeen meetings during the fiscal year ended September 29, 2001. Each of the incumbent Directors attended at least 75% of the aggregate of the total number of meetings held by the Board of Directors and by all committees of the Board of Directors on which they served.

The Board of Directors has an Audit Committee which consists of Messrs. Chapin, Swerland, and Goodrich. The Committee is governed by a charter adopted by the Board of Directors on May 30, 2000. Pursuant to the charter, the function of the Audit Committee is:

o to provide the opportunity for direct communication between the Board of Directors and the Company's internal and external auditors;
o to monitor the design and maintenance of the Company's system of internal accounting controls;
o     to select, evaluate and replace the external auditors;
o to review the results of internal and external audits as to the reliability and integrity of financial and operating information and the systems established to monitor compliance with the Company's policies, plans and procedures and with laws and regulations; and
o to review the relationships between the Company and the external auditors to ascertain the independence of the external auditors.

The Audit Committee held four meetings during fiscal 2001.

The Board of Directors has a Compensation Committee which consists of Messrs. Goodrich, Kursh, and Swerland. The Committee is responsible for establishing the policies which govern the compensation of executive officers of the Company, setting compensation levels for the Chairman and Chief Executive Officer, and reviewing the compensation packages for other executive officers recommended by the Chief Executive Officer. The Compensation Committee has been appointed by the Board of Directors to administer the Company's stock option and stock purchase plans. The Compensation Committee held two meetings during fiscal 2001.

The Board of Directors does not have a standing nominating committee. The Board of Directors will consider written proposals from shareholders for nominees or directors which are submitted to the Secretary of the Company in accordance with the procedures contained in this proxy statement under the caption, "Proposals of Shareholders."

Directors' Compensation

Currently, Directors who are not employees of the Company are each paid $500 each quarter and $200 for each Board of Directors meeting attended and $100 for each telephonic meeting of the Board. In addition, Directors are entitled to reimbursement for reasonable travel expenses, including lodging, incurred in connection with attendance at Board meetings. Pursuant to the terms of the Company's 1987 Stock Option Plan, each Director who is not an employee of the Company is automatically granted an option to purchase 11,250 shares of the Company's Common Stock, annually on the first Wednesday of March. Such options have an exercise price equal to the fair market value of the Common Stock on the date of grant and become exercisable in full at the end of the fiscal year in which they are granted. Non-employee Directors were granted an option to purchase 75,000 shares of the Company's Common Stock on October 30, 2001. Such options have an exercise price of $.12 which is equal to the fair market value of the Common Stock on the date of grant and becomes exercisable in full on October 30, 2002.

Certain Transactions

The Company and Mr. Lass and Ms. Cashmore Bond have entered into a change of control agreement to ensure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control. In the event of the termination of the executive's employment following a change in control for a reason other than cause or the executive's resignation for good reason, the executive shall be entitled to severance payment equal to one half (50%) of the executive's annual base salary for the fiscal year in which the termination occurs.

During the last fiscal year, Loran Cashmore Bond's spouse was employed by the Company and received total compensation of $140,144 which included severance and vacation benefits.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires directors, certain officers and greater-than-10% shareholders ("Reporting Persons") of all publicly-held companies to file certain reports ("Section 16 Reports") with respect to beneficial ownership of such companies' equity securities.

Based solely on its review of the Section 16 Reports furnished to the Company by its Reporting Persons and, where applicable, any written representation by them that no Form 5 was required, all Section 16(a) filing requirements applicable to the Company's Reporting Persons during and with respect to fiscal 2001 have been complied with on a timely basis.

Remuneration of Executive Officers

The following table sets forth certain information concerning the compensation paid by the Company for services rendered during fiscal years 2001, 2000 and 1999 to any person who served as Chief Executive Officer during fiscal 2001, and four executive officers of the Company whose total salary and bonus exceeded $100,000 in fiscal 2001 (the "Named Executive Officers"):

                           Summary Compensation Table

                                                                              Long Term
                                                                            Compensation
                                                                               Awards
                                                Annual Compensation         ------------
Name and                           Fiscal       -------------------     Securities Underlying     All Other
Principal Position                  Year      Salary           Bonus           Options          Compensation (1)
----------------------------------------------------------------------------------------------------------------
Gary R. Christophersen              2001     $238,905        $      0                0              $9,112
  CEO, Chairman and Director        2000      206,223         150,000           70,000               6,178
                                    1999      179,856               0           33,750               8,884

Howard Lee (2)
  Chief Executive Officer           2001     $274,039        $125,000          700,000              $1,990
      And President

Michael F. Lass                     2001     $150,258        $ 29,387          125,000              $4,162
  Executive Vice President          2000      150,496          17,691           55,000               5,028
                                    1999      138,033          22,849           11,250               8,174

Annette F. Bailey (3)               2001     $150,958        $  5,588           40,000              $7,759
  Vice President - Human            2000      102,982          12,000           40,000               3,667
  Resources and Organizational      1999       88,049          17,739           16,250               5,276
  Development

Ben J. Calica  (4)
  Vice President - Online           2001     $133,486        $      0           90,000              $  833

Loran Cashmore Bond
  Vice President-Administration     2001     $105,202        $ 21,594           40,000              $6,277
                                    2000      104,878          10,000           40,000               3,435
                                    1999       81,931          13,781           19,000               4,861

----------

      (1) These amounts represent Company contributions to the PhotoWorks 401K Plan and payments for term life insurance, short-term disability insurance and long-term disability insurance.

      (2) Mr. Lee resigned as Chief Executive Officer and President in August 2001.

      (3)   Ms. Bailey left the Company in August 2001.

      (4)   Mr. Calica left the Company in June 2001.

Option Grants in Last Fiscal Year

The Company has stock option plans pursuant to which options to purchase Common Stock are granted to officers and key employees of the Company. The following tables show stock option grants and exercises pertaining to the named Executive Officers of the Company during fiscal year 2001, and the year-end potential realizable value of all their outstanding options.

                                                       Individual Options Granted             Potential Realizable
                                              -------------------------------------------       Value at Assumed
                               Number of       % of Total                                     Annual Rates of Stock
                              Securities        Options                                       Price Appreciation For
                              Underlying       Granted to                                         Option Term (3)
                                Options       Employees in      Exercise       Expiration     ----------------------
                              Granted (1)      Fiscal Year      Price (2)         Date            5%          10%
--------------------------------------------------------------------------------------------------------------------
Gary R. Christophersen                0               0%          $  .00              N/A          N/A          N/A

Howard Lee (4)                  500,000           36.47%          $ 2.37              N/A          N/A          N/A
                                100,000            7.29%          $ 8.00              N/A          N/A          N/A
                                100,000            7.29%          $12.00              N/A          N/A          N/A

Michael F. Lass                  50,000            3.65%          $  .66       01/02/2006      $ 9,062      $20,025
                                 75,000            5.47%          $  .66       03/27/2006      $13,593      $30,037

Annette F. Bailey (4)            40,000            2.92%          $  .66              N/A          N/A          N/A

Ben J. Calica (4)                90,000            6.56%          $ 2.38              N/A          N/A          N/A

Loran Cashmore Bond              40,000            2.92%          $  .66       01/02/2006      $ 7,250      $16,020

----------

      (1) The Company's stock option plans are administered by the Compensation Committee of the Board of Directors, which determines to whom options are granted, the number of shares subject to each option, the vesting schedule and the exercise price. The options granted in fiscal year 2001 generally vest in equal annual installments over four years. Options granted to officers of the Company from the Company's 1987 Stock Option Plan may be exercised for a period of 190 days following termination of employment. Options granted to officers of the Company from the Company's 1999 Stock Incentive Compensation Plan may be exercised for a period of three months following termination of employment.

      (2) All options are granted with an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. The exercise price may be paid by delivery of shares already owned by the option holder with a market value equal to the aggregate exercise price. With the permission of the Compensation Committee, the exercise price may also be paid by withholding shares that would otherwise be received by the option holder.

      (3) Potential realizable value is based on the assumption that the stock price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the five year option term. These values are calculated based upon requirements of the Securities and Exchange Commission and do not reflect the Company's estimate or projection of future stock price performance. The actual value realized may be greater or less than the realizable value set forth in this table.

      (4) None of the options granted in Fiscal Year 2001 were vested and, therefore, were cancelled upon termination of employment.

      The vesting of options may be accelerated at the discretion of the administrator of the option plans.

                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year End Option Values

The following table sets forth certain information as of September 29, 2001, regarding options to purchase Common Stock held as of September 29, 2001, by each of the Named Executive Officers, as well as the exercise of such options during the fiscal year ended September 29, 2001. In addition, the following table reports the values for in-the-money options, which values represent the positive spread between the exercise price of such options and the fair market value of the Company's Common Stock as of September 29, 2001.

                                                             Number of Securities          Value of Unexercised
                                                        Underlying Unexercised Options     In-the-Money Options
                                                           at September 29, 2001 (2)     at September 29, 2001 (3)
                         Shares Acquired      Value      ----------------------------   ---------------------------
                          Upon Exercise   Realized (1)   Exercisable/   Unexercisable   Exercisable/  Unexercisable
-------------------------------------------------------------------------------------------------------------------
Gary R. Christophersen                0             $0         81,562          74,688             $0             $0

Howard Lee                            0             $0              0               0             $0             $0

Michael F. Lass                       0             $0         41,562         172,188             $0             $0

Annette F. Bailey                     0             $0         38,124               0             $0             $0

Ben J. Calica                         0             $0              0               0             $0             $0

Loran Cashmore Bond                   0             $0         20,750          78,250             $0             $0

----------

      (1) Value realized is calculated by subtracting the exercise price of the option from the market value of a share of the Company's Common Stock on the date of exercise and multiplying the difference thereof by the number of shares purchased.

      (2) Future exercisability is subject to vesting and the option holder remaining employed by the Company.

      (3) The exercise price of all outstanding options held by the Named Executive Officers at September 29, 2001 was greater than the closing price of the Common Stock reported on the Over The Counter Bulletin Board (OTCBB) on September 28, 2001.

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors (the "Committee") for fiscal year 2001, consisted of three members of the Board who were all non-employee directors of the Company. The Committee is responsible for establishing the policies which govern the compensation of executive officers of the Company, setting compensation levels for the Chairman and Chief Executive Officer and reviewing the compensation packages for other executive officers recommended by the Chief Executive Officer. The goal of the Committee in administering executive compensation is to create a compensation plan which (i) rewards individual performance, (ii) aligns the interests of the executive with the immediate and long-term interests of the shareholders of the Company, (iii) ties a significant portion of compensation to improvements in the Company's financial performance and (iv) assists the Company in attracting and retaining key executives critical to the long-term success of the Company.

The compensation package provided to executive officers consists primarily of base salary, incentive bonus and long-term incentive in the form of stock options.

      Base Salary. The Committee bases the combination of base salary and incentive bonus paid to the Chairman and Chief Executive Officer on the approximate range of cash remuneration paid to executives performing similar duties for companies of comparable size in the Pacific Northwest. Although generally available data on the compensation of chief executive officers in the Pacific Northwest is considered, the experience of the members of the Committee and their knowledge of the community and industry practice have been the primary bases for this determination. During fiscal year 2001, the President and Chief Executive Officer's base compensation was $250,000. Mr. Christophersen's base salary was reduced to $150,000 beginning August 2001.

      Base salaries for executive officers other than the Chairman and CEO are determined annually by the CEO and reviewed by the Committee. In determining salary adjustments for executive officers, the CEO considers the individual officer's historical performance against his or her job responsibilities and personal compensation packages provided to executives performing similar duties for companies of comparable size in the Pacific Northwest, the rate of inflation, salary adjustments to be awarded to other executive officers of the Company and other subjective factors.

      Incentive Bonus. The Company has an annual incentive compensation plan pursuant to which executive officers and other managers, supervisory and professional personnel (approximately 125 persons during fiscal 2001) are eligible to receive cash bonuses based on the Company's and their personal performance during the year (the "Incentive Plan"). The factors used in determining payments under the Incentive Plan are a specified percentage of each participant's base salary ("eligible base salary"), his or her performance against personal performance goals, and a Company Performance Percentage comprised of target goals for the Company. The Incentive Plan sets eligible base salary percentages for the Chairman and CEO at 60 percent and all other executive officers at 40 to 50 percent. The portion of each participant's eligible base salary which will be multiplied by the Company Performance Percentage for the year is determined based on points awarded for each participant's actual performance against his or her personal performance goals. Performance goals for each executive officer are determined by the CEO at the beginning of the fiscal year and reviewed by the Committee. Examples of individual performance goals for fiscal 2001 included Corporate transition goals, marketing and online customer activity goals, product releases, net revenue and earnings per share targets, and goals related to labor costs, gross margin percentage, and administrative and overhead expenses. Subjective assessments of performance may result in adjustments in individual awards.

      Stock Option Plans. The Committee administers the Company's stock option plans under which options to purchase the Company's Common Stock may be granted in an effort to align the interests of management with those of shareholders and provide a reward for long-term performance. Historically, options granted by the Company have been granted with an exercise price equal to the market price of the Company's stock on the date of grant. Accordingly, options will have value to the holder only if the Company's stock price increases. Outstanding options generally become exercisable at a rate of 25% per year. All grants are subject to possible acceleration of vesting in connection with certain events leading to a change in control of the Company. Options are granted from time to time to executive officers and other management and supervisory personnel based on recommendations of the CEO. The number of shares of Common Stock subject to each grant is set at a level intended to create a meaningful opportunity for stock ownership based on the executive officer or employee's current position with the Company, the base salary associated with that position, and the executive officer or employee's personal performance in recent periods. The Compensation Committee also takes into account the number of vested and unvested options held by the executive officer or employee in order to maintain an appropriate level of equity incentive for that executive officer or employee. However, the Compensation Committee does not adhere to any specific guidelines as to the relative option holdings of the Company's executive officers or employees.

Under the Omnibus Budget Reconciliation Act of 1993, the federal income tax deduction for certain types of compensation paid to the chief executive officer and four other most highly compensated executive officers of publicly held companies is limited to $1 million per officer per fiscal year unless such compensation meets certain requirements. The Committee is aware of this limitation and believes no compensation paid by the Company during fiscal 2001 will exceed the $1 million limitation.

                                        COMPENSATION COMMITTEE
                                        Paul B. Goodrich, Chairman
                                        Matthew A. Kursh
                                        Douglas A. Swerland

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended September 29, 2001, the Compensation Committee of the Board of Directors consisted of Messrs. Goodrich, Tall, and Kursh. None of these individuals has served at any time as an officer or employee of the Company.

Audit Committee Report

The Audit Committee of the Board of Directors (the "Committee") consists of Messrs. Goodrich, Swerland and Chapin. Each of the Committee members meets the independence tests established by the New York Stock Exchange.

The following is a report of the audit committee with respect to the Company's audited financial statements for the fiscal year ended September 29, 2001, which include the consolidated balance sheets of the Company as of September 29, 2001 and September 30, 2000, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the three years in the period ended September 29, 2001, and the notes thereto.

The audit committee has reviewed and discussed the Company's audited financial statements with management.

      Audit Fees. The aggregate fees billed by Ernst & Young LLP were $104,000 for professional services rendered for the audit of the Company's annual financial statements for the Company's fiscal year ended September 29, 2001 and the reviews of the financial statements included in the Company's Forms 10-Q.

      Financial Information Systems Design and Implementation Fees. No fees were billed by Ernst & Young LLP to the Company for the professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation SX (financial information systems design and implementation services). No such services were rendered by Ernst & Young LLP to the Company for the Company's fiscal year ended September 29, 2001.

      All other fees. The aggregate fees billed by Ernst & Young LLP to the Company were $42,000 for other professional services rendered to the Company for its fiscal year ended September 29, 2001, consisting of audit related services of $13,000 for accounting consultations and Securities and Exchange Commission ("SEC") registration statements, and $29,000 for nonaudit services which generally included tax compliance and tax consultations.

The Audit Committee did consider whether the provision of nonaudit services is compatible with the principal accountants' independence and concluded that the provision of other nonaudit services has been compatible with maintaining the independence of the Company's external auditors.

The audit committee has discussed with Ernst & Young LLP, the Company's independent accountants, the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards) which includes, among other items, matters related to the conduct of the audit of the Company's financial statements.

The audit committee has also received written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (which relates to the accountant's independence from the Company and its related entities) and has discussed with Ernst & Young LLP its independence from the Company.

Based on the review and discussions referenced to above, the Committee recommended to the Company's Board that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 29, 2001.

                                        SUBMITTED BY THE AUDIT COMMITTEE OF
                                        THE BOARD OF DIRECTORS

                                        Ross K. Chapin, Chairman
                                        Douglas A. Swerland
                                        Paul B. Goodrich

Stock Price Performance Graph

Stock Price Performance Graph

Shown on this page is a table comparing cumulative total shareholder return on PhotoWorks, Inc. Common Stock for each of the last five fiscal years to the cumulative total return for the Nasdaq Composite Index and the Nasdaq Retail Index. This cumulative return includes the reinvestment of cash dividends.

      $100 invested on 9/30/96 in stock or index-including reinvestment of dividends Fiscal year ending September 30.

MEASUREMENT PERIOD      PHOTOWORKS               NASDAQ                NASDAQ
(FISCAL YEAR COVERED)      INC.             COMPOSITE INDEX         RETAIL INDEX

      1996                 $100                   $100                  $100
      1997                   74                    137                   114
      1998                   20                    139                    98
      1999                   28                    228                   116
      2000                   19                    302                    86
      2001                    1                    124                    75

MISCELLANEOUS MATTERS

Independent Auditors

The Company has selected Ernst & Young LLP to continue as its independent auditors for the current year. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and have the opportunity to make a statement if they so desire and respond to appropriate questions.

Other Business

As of the date of this Proxy Statement, management knows of no other business which will be presented for action at the meeting. If any other business requiring a vote of the shareholders should come before the meeting, the persons designated as your proxies will vote or refrain from voting in accordance with their best judgment.

Proposals of Shareholders

The Company's Bylaws provide that advance notice of nominations for the election of directors at a meeting of shareholders must be delivered to or mailed and received by the Company ninety (90) days prior to the date one year from the date of the immediately preceding annual meeting of shareholders or, in the case of a special meeting of shareholders to elect directors, the close of business on the 10th day following the date on which notice of such meeting is first given to shareholders. The Bylaws also provide that advance notice of proposals to be brought before an annual meeting by a shareholder must be submitted in writing and delivered to or mailed and received by the Company not later than ninety (90) days prior to the date one year from the date of the immediately preceding annual meeting of shareholders.

Each notice of a nomination or proposal of business must contain, among other things, (i) the name and address of the shareholder who intends to make the nomination or proposal; (ii) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice or to vote at the meeting for the proposal; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder and any material interest of such shareholder in any proposal to be submitted to the meeting; (iv) such other information regarding each nominee or proposals as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (v) with respect to any nominations, the consent of each nominee to serve as a director of the Company if elected.

A copy of the full text of the provisions of the Company's Bylaws dealing with shareholder nominations and proposals is available to shareholders from the Secretary of the Company upon written request.

Shareholders who intend to have a proposal considered for inclusion in the Company's proxy materials for presentation at the 2003 Annual Meeting must submit the proposal to the Company no later than November 7, 2002. Shareholders who intend to present a proposal at the 2003 Annual Meeting without inclusion of such proposal in the Company's proxy materials are required to provide notice of such proposal to the Company no later than November 7, 2002. The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

                                        By Order of the Board of Directors


                                        /s/ Loran Cashmore Bond

                                        Loran Cashmore Bond
                                        Secretary

December 21, 2001
Seattle, Washington

                                                        Please mark your
                                                        vote as indicated  |X|
                                                        in this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 1.

1. ELECTION OF DIRECTOR:                                       WITHHOLD
                                                     FOR      AUTHORITY
   Election of the following nominee to serve      nominee   from nominee
   his term or until his respective successor      listed       listed
   is elected and qualified.
                                                     |_|          |_|

   Class II nominee to serve a three year term:

   Nominee: 01 Gary R. Christophersen

                                    "Please Mark Inside Boxes so that Data
                                    Processing Equipment will Record Your Vote."

                                    In their discretion, the Proxies are
                                    authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ITEM 1.


Signature(s)                                            Dated           ,  2002
            --------------------------------------------     -----------
NOTE: Please sign exactly as your name appears on your stock certificate. When shares are held jointly, each person should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. An authorized person should sign on behalf of corporations, partnerships, and associations and give his or her title.

--------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^

                                PHOTOWORKS, INC.
                       (Formerly Seattle FilmWorks, Inc.)
                                      PROXY

               Proxy Solicited on behalf of the Board of Directors for the Annual Meeting of the Shareholders to be held February 5, 2002

      The undersigned hereby appoints Gary R. Christophersen and Loran Cashmore Bond, and each of them, as Proxies, with full power of substitution, and hereby authorizes them to represent and vote, as directed below, all the shares of Common Stock of PHOTOWORKS, INC. held of record by the undersigned on December 7, 2001, at the Annual Meeting of Shareholders to be held February 5, 2002, or any adjournment or postponement thereof.

                (Continued, and to be signed on the other side.)

--------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^